                                                                    EXHIBIT 12.1



                          AMERICAN LAWYER MEDIA, INC.
         STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                                 (IN THOUSANDS)


                                                Year Ended            Year Ended            Year Ended
                                             December 31, 1998     December 31, 1999     December 31, 2000
                                             -----------------     -----------------     -----------------

Loss from continuing operations
  before income taxes ......................  $(18,589)                 $(29,490)              $(23,630)
                                              -------                   --------               --------

Fixed charges:
  Interest expense .........................    18,346                    18,962                 19,470
  Rent expense (a) .........................     1,193                     1,228                  1,537
                                                                                               --------

    Total fixed charges ....................   $19,539                   $20,190                 21,007
                                               -------                  --------               --------
Earnings ...................................   $   950                   $(9,300)              $ (2,623)

Ration of earnings to fixed charges ........        (b)                       (b)                    (b)





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(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $18,589, $29,490 and $23,630 for the twelve months ended December 31, 1998, 1999 and 2000 respectively.